Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 2, 2021, Baxter International Inc. (we or our) announced that we have entered into a definitive agreement to acquire all of the outstanding equity interests of Hill-Rom Holdings, Inc. (Hillrom) for total cash consideration of approximately $10.4 billion. Including the assumption of Hillrom's outstanding debt obligations, the enterprise value of the transaction will be approximately $12.5 billion. Under the terms of the transaction agreement, Hillrom shareholders will receive $156.00 in cash for each Hillrom share. The transaction is expected to close by early 2022, subject to the approval of Hillrom shareholders and the satisfaction of customary closing conditions, including regulatory approvals.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements to give effect to the following:
•the completion of the proposed acquisition of Hillrom; and
•debt issuances of approximately $11.8 billion, net of financing costs, to (i) finance the acquisition consideration, (ii) pay certain transaction expenses in connection with the proposed acquisition and (iii) refinance substantially all of Hillrom’s pre-acquisition debt.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is presented as if the proposed acquisition and related debt financing transactions had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are presented as if the proposed acquisition and related debt financing transactions had occurred on January 1, 2020. The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what our results of operations or financial position would have been if the proposed acquisition had occurred on the dates indicated and is not intended to project our results of operations or financial position for any future period.

The proposed acquisition has been accounted for in the unaudited pro forma condensed combined financial information using the acquisition method of accounting with Baxter as the acquirer. Under the acquisition method, the total acquisition price has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Acquired goodwill represents the premium that we expect to pay over the acquisition-date fair values of the tangible and intangible assets acquired and the liabilities assumed. Certain current market-based assumptions were used in the preliminary allocation of the acquisition price, which will be updated upon completion of the proposed acquisition. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue or other synergies that may result from the acquisition.

The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. Those unaudited pro forma adjustments are based on preliminary estimates, available information, and certain assumptions that we believe are reasonable. However, any of the factors underlying the estimates and assumptions used in preparing the unaudited pro forma condensed combined financial information may change or prove to be materially different and may not be representative of facts existing upon finalization of the proposed acquisition.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with (a) our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2021 (included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021), (b) the audited consolidated financial statements of Hillrom as of and for the years ended September 30, 2021 and 2020 (included in Hillrom’s Annual Report on Form 10-K for the year ended September 30, 2021), (c) our audited consolidated financial statements for the year ended December 31, 2020 (included in our Current Report on Form 8-K (File No. 001-04448) dated April 29,
2021), and (d) the unaudited condensed consolidated financial statements of Hillrom for the three months ended December 31, 2020 (included in Hillrom’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020).

Baxter International Inc. Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021

				Transaction Adjustments
(in millions)	Historical Baxter	Historical Hillrom	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Current assets:
Cash and cash equivalents	$3,258	$272		$9,744	$(10,638)	5a, 5b, 5g, 5i, 5l	$2,636
Accounts receivable, net	2,074	671					2,745
Inventories	2,025	320			175	5c	2,520
Prepaid expenses and other current assets	810	101			(32)	5d	879
Total current assets	8,167	1,364		9,744	(10,495)		8,780
Property, plant and equipment, net	4,582	288	74		130	4a, 5e	5,074
Goodwill	3,098	2,222			5,624	5j	10,944
Other intangible assets, net	1,876	955	(74)		3,789	4a, 5f	6,546
Operating lease right-of-use assets	581		69			4b	650
Deferred income taxes		32	(32)			4c	—
Other non-current assets	1,503	138	(37)	(27)	(405)	4b, 4c, 5d, 5h, 5l	1,172
Total assets	$19,807	$4,999	$—	$9,717	$(1,357)		$33,166
Current liabilities:
Short-term debt	$301	$235		$(235)	$—	5g	$301
Current maturities of long-term debt and finance lease obligations	209						209
Accounts payable	999	230					1,229
Accrued compensation		182	(182)			4d	—
Accrued product warranties		30	(30)			4d	—
Accrued rebates		51	(51)			4d	—
Deferred revenue		113	(113)			4d	—
Accrued expenses and other current liabilities	1,932	150	376		(17)	4d, 5i	2,441
Total current liabilities	3,441	991	—	(235)	(17)		4,180
Long-term debt and finance lease obligations	5,446	1,825		9,952	—	5g, 5l	17,223
Accrued pension and postretirement benefits		74	(74)			4e	—
Deferred income taxes		65	(65)			4e	—
Operating lease liabilities	484		51			4f	535
Other non-current liabilities	1,621	164	88		627	4e, 4f, 5h	2,500
Total liabilities	10,992	3,119	—	9,717	610		24,438
Commitments and contingencies
Equity:
Common stock	683	4			(4)	5k	683
Common stock in treasury	(11,529)	(1,012)			1,012	5k	(11,529)
Additional contributed capital	6,131	708			(708)	5k	6,131
Retained earnings	16,967	2,316			(2,403)	5i, 5k	16,880
Accumulated other comprehensive (loss) income	(3,482)	(136)			136	5k	(3,482)
Total stockholders’ equity	8,770	1,880			(1,967)		8,683
Noncontrolling interests	45						45
Total equity	8,815	1,880			(1,967)		8,728
Total liabilities and equity	$19,807	$4,999	$—	$9,717	$(1,357)		$33,166

Baxter International Inc. Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2021

				Transaction Adjustments
(in millions, except per share data)	Historical Baxter	Historical Hillrom	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Net sales	$9,270	$2,278					$11,548
Cost of sales	5,571	1,069	(20)		139	4g, 4j, 6a, 6c	6,759
Gross margin	3,699		20	—	(139)	4g	4,789
Selling, general and administrative expenses	1,982	678	123		106	4g, 4h, 4j, 6a, 6c	2,889
Research and development expenses	396	110			1	6c	507
Acquisition-related intangible asset amortization		83	(83)			4g	—
Special charges		20	(20)			4h	—
Other operating income, net	(6)						(6)
Operating income	1,327	318	—		(246)		1,399
Interest expense, net	118	48		253		6e	419
Loss on extinguishment of debt		10	(10)			4i	—
Other expense, net	15	29	10			4i	54
Income before income taxes	1,194	231	—	(253)	(246)		926
Income tax expense	141	41		(56)	(62)	6f	64
Net income	1,053	190		(197)	(184)		862
Less: Net income attributable to noncontrolling interests	7	—					7
Net income attributable to Baxter stockholders	$1,046	$190		$(197)	$(184)		$855
Net income per common share
Basic	$2.08						$1.70
Diluted	$2.06						$1.68
Weighted-average number of common shares outstanding
Basic	503						503
Diluted	509						509

Baxter International Inc. Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2020

				Transaction Adjustments
(in millions, except per share data)	Historical Baxter	Historical Hillrom (Note 2)	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Net sales	$11,673	$2,881	$—	$—	$—		$14,554
Cost of sales	7,086	1,406	(32)	—	368	4g, 4j, 6a, 6b, 6c	8,828
Gross margin	4,587		32	—	(368)	4g	5,726
Selling, general and administrative expenses	2,469	820	182	—	339	4g, 4h, 4j, 6a, 6c, 6d	3,810
Research and development expenses	521	137	—	—	1	6c	659
Acquisition-related intangible asset amortization	—	109	(109)	—	—	4g	—
Special charges	—	41	(41)	—	—	4h	—
Other operating income, net	(19)	—	—	—	—		(19)
Operating income	1,616	368	—	—	(708)		1,276
Interest expense, net	134	74	—	406	—	6e	614
Loss on extinguishment of debt	—	16	(16)	—	—	4i	—
Other expense, net	190	7	16	—	—	4i	213
Income before income taxes	1,292	271	—	(406)	(708)		449
Income tax expense (benefit)	182	48	—	(91)	(172)	6f	(33)
Net income	1,110	223	—	(315)	(536)		482
Less: Net income attributable to noncontrolling interests	8	—	—	—	—		8
Net income attributable to Baxter stockholders	$1,102	$223	$—	$(315)	$(536)		$474
Net income per common share
Basic	$2.17						$0.93
Diluted	$2.13						$0.92
Weighted-average number of common shares outstanding
Basic	509						509
Diluted	517						517

Note 1 - Description of the Transaction

On September 2, 2021, we announced that we have entered into a definitive agreement to acquire all of the outstanding equity interests of Hillrom for total cash consideration of approximately $10.4 billion. Including the assumption of Hillrom's outstanding debt obligations, the enterprise value of the transaction will be approximately $12.5 billion. Under the terms of the transaction agreement, Hillrom shareholders will receive $156.00 in cash for each Hillrom share. The transaction is expected to close by early 2022, subject to the approval of Hillrom shareholders and the satisfaction of customary closing conditions, including regulatory approvals. Upon completion of the proposed acquisition, Hillrom would become a wholly owned subsidiary of us.

We expect to fund the cash portion of the transaction with any combination of cash on hand, borrowings under credit facilities and the proceeds from the sale of debt securities. On September 1, 2021, we entered into a bridge facility commitment letter with JPMorgan Chase Bank, N.A. (JP Morgan) and Citigroup Global Markets Inc. (Citi) pursuant to which JP Morgan and Citi committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $11.4 billion (the Bridge Facility) for the purpose of funding the consideration for the Hillrom acquisition, refinancing certain indebtedness of Hillrom, and paying fees and expenses related to the foregoing. Loans under the Bridge Facility will bear interest at variable rates, will be due 364 days after the loan is issued and contain various covenants, including a maximum net leverage ratio. The Bridge Facility included upfront fees of $40 million that will increase to $53 million if the Bridge Facility is not terminated within 120 days of the date the Bridge Facility was executed. The commitments in respect of the Bridge Facility were syndicated to additional financial institutions on September 30, 2021.

Undrawn commitments in respect of the Bridge Facility will be subject to a ticking fee commencing on the later of (x) the date that definitive documentation with respect to the Bridge Facility is executed and (y) November 30, 2021 at a rate per annum equal to 0.125%. Loans under the Bridge Facility, if funded, will bear interest at variable rates, will be due 364 days after the initial funding of such loans and contain various covenants, including a maximum net leverage ratio. In addition, loans drawn under the Bridge Facility will be subject to a duration fee equal to (i) 0.5% of the outstanding loans on the 90th day after the initial funding of such loans, (ii) 0.75% of the outstanding loans on the 180th day after the initial funding of such loans and (iii) 1% of the outstanding loans on the 270th day after the initial funding of such loans.

On September 30, 2021, we entered into a term loan credit agreement (the Term Loan Credit Agreement), pursuant to which a syndicate of financial institutions has committed to provide us with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion (the Term Loan Facility), consisting of a $2.0 billion three-year term loan and a $2.0 billion five-year term loan. Loans under the Term Loan Facility will be available on the closing date of the Hillrom acquisition to fund the consideration for the Hillrom acquisition, refinance certain indebtedness of Hillrom, and pay fees and expenses related to the foregoing. Loans under the Term Loan Facility will bear interest at variable rates, will be subject to amortization at an annual rate of 0.625% for the first year and 1.25% thereafter (with loans outstanding under the five-year tranche subject to amortization at an annual rate of 1.875% after the second anniversary of the commencement of amortization and 2.500% after the third anniversary of the commencement of amortization). The Term Loan Credit Agreement contains various covenants, including a maximum net leverage ratio. Undrawn commitments under the Term Loan Facility are subject to a ticking fee commencing on November 30, 2021 at a rate per annum equal to 0.125%.

The aggregate principal amount of the commitments under the Term Loan Facility have replaced a corresponding amount under the commitment letter in respect of the Bridge Facility, in accordance with the terms of the commitment letter. As a result, there are now $7.4 billion in bridge facility commitments remaining. We do not intend to draw down on the Bridge Facility and currently expect to replace the remaining commitments under the Bridge Facility prior to the closing of the Hillrom transaction with permanent financing that we currently expect will consist of proceeds from the issuance of senior notes.
Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information of the combined company is prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP) and Article 11 of Regulation S-X. Our and Hillrom’s historical financial statements were prepared in accordance with U.S. GAAP.

As Hillrom’s fiscal year-end of September 30 is within one quarter of our December 31 fiscal year-end, the pro forma condensed combined statement of income for the year ended December 31, 2020 includes our consolidated statement of income for the year ended December 31, 2020 and Hillrom’s statement of consolidated income for its fiscal year ended September 30, 2020. Additionally, for purposes of presenting the pro forma condensed combined statement of income for the nine months ended September 30, 2021, Hillrom’s results of operations for the nine months ended September 30, 2021 were derived from its statement of consolidated income for the three months ended December 31, 2020 subtracted from its statement of consolidated income for its fiscal year ended September 30, 2021 as follows:

(in millions)	Year Ended September 30, 2021	Less: Three Months Ended December 31, 2020	Nine Months Ended September 30, 2021
Net sales	$3,019	$741	$2,278
Cost of sales	1,431	362	1,069
Selling, general and administrative expenses	887	209	678
Research and development expenses	145	35	110
Acquisition-related intangible asset amortization	109	26	83
Special charges	47	27	20
Operating profit	400	82	318
Interest expense, net	65	17	48
Loss on extinguishment of debt	10	—	10
Other expense (income), net	22	(7)	29
Income before income taxes	303	72	231
Income tax expense	54	13	41
Net income	$249	$59	$190
Note 3 - Accounting Policies

During preparation of the unaudited pro forma condensed combined financial information, we have performed a preliminary analysis comparing the accounting policies, including financial statement classification, of Hillrom to those of us. Except for the financial statement reclassifications described in Note 4, we are not aware of any other material accounting policy differences. Accordingly, the unaudited pro forma condensed combined financial information does not adjust for any material differences in accounting policies between the two companies other than those reclassifications. Following the completion of the proposed acquisition, we will conduct a final review of Hillrom’s accounting policies in order to determine if differences in accounting policies require adjustments or reclassifications to conform to our accounting policies. As a result of this review, we may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4 - Reclassification of Hillrom historical financial information

Certain reclassifications have been made to Hillrom’s historical financial statements to conform to our presentation, as follows.
Balance Sheet (as of September 30, 2021)
a.Reclassified $74 million of software assets from Other intangible assets, net to Property, plant and equipment, net.
b.Reclassified $69 million of operating lease right-of-use assets from Other non-current assets to Operating lease right-of-use assets.
c.Reclassified $32 million of Deferred income taxes to Other non-current assets.
d.Reclassified $182 million of Accrued compensation, $30 million of Accrued product warranties, $51 million of Accrued rebates and $113 million of Deferred revenue to Accrued expenses and other current liabilities.
e.Reclassified $74 million of Accrued pension and postretirement benefits and $65 million of deferred income taxes to Other non-current liabilities.
f.Reclassified $51 million of operating lease liabilities from Other non-current liabilities to Operating lease liabilities.

Income Statement
g. For the nine months ended September 30, 2021, reclassified $39 million and $44 million of Acquisition-related intangible asset amortization to Cost of sales and Selling, general and administrative expenses, respectively. For the year ended December 31, 2020, reclassified $43 million and $66 million of Acquisition-related intangible asset amortization to Cost of sales and Selling, general and administrative expenses, respectively. Gross margin is not presented for historical Hillrom as acquisition-related intangible asset amortization is presented on a separate financial statement line item and is not allocated to cost of sales.
h. For the nine months ended September 30, 2021, reclassified $20 million of Special charges to Selling, general and administrative expenses. For the year ended December 31, 2020, reclassified $41 million of Special charges to Selling, general and administrative expenses.
i. For the nine months ended September 30, 2021, reclassified a $10 million Loss on extinguishment of debt to Other expense, net. For the year ended December 31, 2020, reclassified a $16 million Loss on extinguishment of debt to Other expense, net.
j. For the nine months ended September 30, 2021, reclassified $59 million of shipping costs included in Cost of sales to Selling, general and administrative expenses. For the year ended December 31, 2020, reclassified $75 million of shipping costs included in Cost of sales to Selling, general and administrative expenses.
Note 5 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments to record assets acquired and liabilities assumed at their fair values are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Hillrom’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

At this time, we do not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Hillrom’s operating leases or deferred revenue. Additionally, the fair value adjustment to acquired debt is not expected to be significant. Therefore, no adjustment has been recorded to modify the current book values for these items.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the pro forma acquisition date.

(in millions)
Cash and cash equivalents	$155
Accounts receivable	671
Inventories	495
Prepaid expenses and other current assets	69
Property, plant and equipment	492
Goodwill	7,846
Other intangible assets	4,670
Operating lease right-of-use assets	69
Other non-current assets	93
Short-term debt	(235)
Accounts payable	(230)
Accrued expenses and other current liabilities	(526)
Long-term debt and finance lease obligations	(1,825)
Operating lease liabilities	(51)
Other non-current liabilities	(1,276)
Total assets acquired and liabilities assumed	$10,417
(a)Reflects the anticipated cash consideration to be transferred of $10.4 billion, which reflects $156.00 per outstanding Hillrom share based on 67 million Hillrom shares outstanding, including outstanding equity awards under Hillrom’s share-based compensation programs, as of September 30, 2021.
(b)Reflects $117 million of acquisition-related transaction costs expected to be incurred by Hillrom after September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects those costs as a reduction of cash acquired.
(c)Reflects the estimated fair value step-up related to Hillrom’s inventory of $175 million. We will recognize the increased value of inventory in cost of sales as the acquired inventory is sold, which we expect to occur within the first year after acquisition.
(d)Reflects the elimination of Hillrom historical costs of obtaining and fulfilling contracts of $32 million within prepaid expenses and other current assets and $8 million within other non-current assets that were deferred in accordance with Accounting Standards Codification Topic 606.
(e)Reflects the estimated fair value step-up related to Hillrom’s property, plant and equipment of $130 million. We expect to recognize the increased value of property, plant and equipment as additional depreciation expense over the weighted-average estimated useful lives of the assets of 10 years.

(f)Reflects the estimated fair value adjustment related to the Hillrom intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following:

(in millions)	As of September 30, 2021
Identifiable intangible assets
Developed technology (estimated 6 year useful life)	$785
Trade names (estimated 10 year useful life)	965
Customer relationships (estimated 15 year useful life)	2,920
Estimated fair value of identified intangible assets	4,670
Less: historical Hillrom intangible assets	881
Pro forma adjustment for estimated fair value of identifiable intangible assets	$3,789
(g)Reflects the elimination of pre-acquisition debt of Hillrom of $2.0 billion that we expect to refinance at closing or shortly thereafter.
(h)Reflects the estimated adjustments to deferred income taxes of $1.0 billion resulting from fair value adjustments to acquired assets related to acquisition accounting. Additionally, we reclassified our pre-acquisition net deferred tax asset in the U.S. of $397 million from other non-current assets to other non-current liabilities as we expect the deferred taxes recorded as a result of the Hillrom acquisition will result in a net deferred tax liability in that jurisdiction.
(i)Reflects $87 million of acquisition-related transaction costs expected to be incurred by us after September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects those costs as a reduction of cash with a corresponding decrease to retained earnings. Additionally, the unaudited pro forma condensed combined balance sheet reflects an additional $17 million of acquisition-related transaction costs that were accrued in accrued expenses and other current liabilities as of September 30, 2021 as a reduction of cash.
(j)Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The estimated increase to goodwill is as follows:

(in millions)	As of September 30, 2021
Goodwill	$7,846
Less: historical Hillrom goodwill	2,222
Pro forma adjustment	$5,624
(k)Reflects the elimination of Hillrom historical common stock, additional contributed capital, accumulated other comprehensive income, common stock in treasury and retained earnings.
(l)We expect to fund the cash portion of the transaction with any combination of cash on hand, including existing cash of $3.3 billion, borrowings under our credit facilities and the net proceeds from the sale of debt securities. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that $7.4 billion of commitments available under the 364-day Bridge Facility, $4.0 billion of commitments available under the Term Loan Facility and $450 million of commitments available under our U.S. dollar-denominated revolving credit facility will be drawn, less applicable unpaid issuance fees of $60 million as of September 30, 2021. We do not intend to draw down on the Bridge Facility or our U.S. dollar-denominated revolving credit facility and currently expect to replace the remaining commitments under the Bridge Facility prior to the closing of the Hillrom transaction with permanent financing that we currently expect will consist of proceeds from the issuance of senior notes. The unaudited pro forma condensed combined balance sheet presents borrowings under the Term Loan Facility as long-term debt based on contractual maturity dates. The unaudited pro forma condensed combined balance sheet presents borrowings under the Bridge Facility and the U.S. dollar-denominated revolving credit facility as long-term debt under the assumption that we have the intent and ability to replace the Bridge Facility and borrowings under the U.S. dollar-denominated revolving credit facility with long-term debt financing (including through the issuance of senior notes). The unaudited pro forma condensed combined balance sheet also reflects the reclassification of unamortized issuance fees incurred as of September 30, 2021 of $27 million related to the Bridge Facility and Term Loan Facility that were presented as other non-current assets to a reduction in the carrying value of the related debt obligations. The unaudited pro forma condensed combined financial information does not reflect any potential future cash generated by us subsequent to September 30, 2021 through the expected completion date of the acquisition. As such, the actual amount of debt incurred could differ from the amount of debt reflected in the unaudited pro forma condensed combined financial information.
Note 6 - Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a) To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the straight-line method over their estimated useful lives and is as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Estimated amortization of acquired definite-lived intangible assets	$317	$422
Less: historical Hillrom definite-lived intangible amortization	83	109
Pro forma adjustments	$234	$313
The weighted-average estimated useful life for acquired definite-lived intangible assets is 12 years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $16 million for the nine months ended September 30, 2021 and approximately $21 million for the year ended December 31, 2020. The incremental amortization expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Cost of sales	$132	$184
Selling, general and administrative expenses	102	129
Pro forma adjustments	$234	$313
(b) Represents the estimated increase to cost of sales of $175 million from inventory step-ups. We will recognize the increased value of inventory in cost of sales as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is expected to occur within the first year after acquisition. We do not expect the inventory step-up to affect our income statement beyond 12 months after the acquisition date.
(c) Represents incremental depreciation expense of $12 million for the nine months ended September 30, 2021 and $16 million for the year ended December 31, 2020 related to the fair value step-up on acquired property, plant and equipment. The incremental depreciation expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Cost of sales	$7	$9
Selling, general and administrative expenses	4	6
Research and development expenses	1	1
Pro forma adjustments	$12	$16
(d) Represents additional transaction costs of $87 million that we currently expect to incur after September 30, 2021 and $117 million of transaction costs Hillrom currently expects to incur after September 30, 2021. These costs will not affect our income statement beyond 12 months after the acquisition date.
(e) Represents additional interest expense resulting from the incremental debt issuances as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Estimated interest expense on new debt issuances	$301	$480
Less: historical Hillrom interest expense	48	74
Pro forma adjustments	$253	$406

For pro forma purposes, interest expense, including amortization of upfront fees, is calculated based on contractual terms under the Bridge Facility, the Term Loan Facility and our U.S. dollar-denominated revolving credit facility, which assume LIBOR plus an applicable margin, resulting in a weighted-average interest rate of 4%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $11 million for the nine months ended September 30, 2021 and $15 million for the year ended December 31, 2020.
We do not intend to draw down on the Bridge Facility or our U.S. dollar-denominated revolving credit facility and currently expect to replace the remaining commitments under the Bridge Facility prior to the closing of the Hillrom transaction with permanent financing that we currently expect will consist of proceeds from the issuance of senior notes. However, there are no assurances that we will be able to do so, as any such financings would be subject to prevailing market conditions at that time.
(f) Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations in which jurisdictional detail was not available, a weighted-average statutory rate of 25 percent was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.